CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our reports dated November 24, 2025, relating to the financial statements and financial highlights of First Foundation Fixed Income Fund, First Foundation Total Return Fund, SouthernSun Small Cap Fund, SouthernSun U.S. Equity Fund, Redwheel Global Emerging Equity Fund, Redwheel Next Generation Power Infrastructure Fund and Nicholas Partners Small Cap Growth Fund, which appear in The Advisors’ Inner Circle Fund III’s Certified Shareholder Reports on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 28, 2026